Exhibit 10.1

MEMBERSHIP INTEREST AND NOTE SALE-PURCHASE AGREEMENT

THIS MEMBERSHIP INTEREST AND NOTE SALE-PURCHASE AGREEMENT (this “Agreement”), dated August 3, 2016 (the “Effective Date”), is by and among NORTHSTAR REALTY FINANCE LIMITED PARTNERSHIP, a Delaware limited partnership (“Seller”) and NORTHSTAR REAL ESTATE INCOME OPERATING PARTNERSHIP II, LP, a Delaware limited partnership (“Purchaser”).

W I T N E S S E T H:

WHEREAS, Seller owns 100% of the membership interests in PE INVESTMENTS-T CAM2, LLC, a Delaware limited liability company (“CAM2”) (such membership interests, the “Membership Interests”);

WHEREAS, CAM2, directly or indirectly, holds all or a portion of the membership interests in the entities set forth on Exhibit A under the heading “Limited Partner Entity” (each such entity, a “Limited Partner Entity”, and collectively, the “Limited Partner Entities”);

WHEREAS, CAM2, directly or indirectly through each Limited Partner Entity, holds limited partnership or membership interests in the funds set forth on Exhibit A under the heading “Underlying Partnership” (each such fund, an “Underlying Partnership”, and collectively, the “Underlying Partnerships” and each such interest, an “Underlying Interest”, and collectively, the “Underlying Interests”);

WHEREAS, Seller (or Seller’s predecessor-in-interest) is the holder of certain loans set forth on Exhibit B made to certain of the Limited Partner Entities as set forth on such Exhibit B (each, an “Intercompany Loan” and collectively, the “Intercompany Loans”), and each such Intercompany Loan is evidenced by an intercompany loan agreement (each an “Intercompany Loan Agreement” and collectively, the “Intercompany Loan Agreements”) and a revolving credit note (each an “Intercompany Note” and collectively, the “Intercompany Notes”; together with the Intercompany Loan Agreements, the “Intercompany Loan Documents”);

WHEREAS, in connection with the acquisition of certain of the Underlying Interests, a portion of the purchase price due to the sellers of such Underlying Interest was deferred and the Limited Partner Entities listed on Schedule III have the obligation to make such deferred purchase price payments as set forth on such Schedule III with respect to the time period after the Reference Date (collectively, the “Remaining Deferred Purchase Price Payments”) to Commonwealth of Pennsylvania, Public School Employees Retirement System (“PA PSERS”) pursuant to (a) that certain Joinder to Agreement of Purchase and Sale, dated as of September 9, 2015, by PE Investments XIV2-T, LLC and certain additional parties named therein, as buyers, Seller and additional parties named therein, as guarantors, and PA PSERS, as seller (the “Liberty Joinder”), amending the Agreement of Purchase and Sale, dated as of July 16, 2015 (as amended and assigned, the “Original Liberty PSA”; together with the Liberty Joinder, the “Liberty PSA”) by and between PEC Larkin Domestic Holdings LP, PEC Larkin Foreign Holdings LP, Ubar Investment Holdings Limited, as initial buyers, certain guarantor parties and PA PSERS, as seller, which obligation is secured by that certain Security Agreement, dated September 9, 2015, by PE Investments XIV2P-T, LLC, as pledgor, in favor of PA PSERS, as pledgee, together with any UCC financing statements delivered or filed in connection therewith (collectively, the “Liberty Security Agreement”) and (b) that certain Agreement of Purchase and Sale, dated as of November 9, 2015 (the “SP Liberty PSA”) by and between PE Investments XV2 JV, LLC, as buyer and PA PSERS, as seller (which obligation is secured by that certain Security Agreement, dated November 15, 2015, by PE Investments XV2, LLC, as pledgor, in favor of PA PSERS, as pledgee, together with any

UCC financing statements delivered or filed in connection therewith (collectively, the “SP Liberty Security Agreement”)); and

WHEREAS, Seller desires to sell, and Purchaser desires to purchase, Seller’s right, title and interest in the Membership Interests and the Intercompany Loan Documents, in each instance on the terms and conditions set forth herein.

NOW, THEREFORE, in consideration of the mutual covenants and agreements hereinafter set forth, and for other good and valuable consideration, the mutual receipt and legal sufficiency of which are hereby acknowledged, Seller and Purchaser hereby agree as follows:

1.    Sale-Purchase. Upon the terms and subject to the conditions of this Agreement, on the Closing Date (as hereinafter defined), Seller agrees to sell and convey to Purchaser, and Purchaser agrees to purchase from Seller, upon the terms and conditions hereinafter set forth, all of Seller’s right, title and interest in and to the Membership Interests, the Intercompany Notes and the Intercompany Loan Agreements free and clear of all Liens (as hereinafter defined).
2.    Purchase Price. The purchase price payable by Purchaser to Seller (the “Purchase Price”) is as follows:

(a)    with respect to the Intercompany Notes and Intercompany Loan Agreements, an amount equal to (i) $166,444,922.00 (the “Reference Date Outstanding Loan Balance”) plus (ii) an amount equal to any amounts advanced by Seller to a borrower under the applicable Intercompany Loan Documents after the Reference Date (as hereinafter defined) through the Closing Date (as hereinafter defined) (the “Additional Advances”) minus (iii) an amount equal to any repayments of principal made by a borrower to Seller under the applicable Intercompany Loan Documents which is made after the Reference Date through the Closing Date (the “Loan Paydowns”) minus (iv) an amount equal to any interest paid by a borrower to Seller under the Intercompany Loan Documents with respect to the period commencing on April 1, 2016;

(b)    with respect to the Membership Interests, an amount equal to (i) the aggregate amount set forth on Schedule I attached hereto under the column heading “Allocated Purchase Price” with respect to each Underlying Interest held in each Underlying Partnership that is directly or indirectly owned by CAM2 plus (ii) an amount equal to the sum of all capital contributions made by CAM2 to an Underlying Partnership or by a Limited Partner Entity to an Underlying Partnership after March 31, 2016 (the “Reference Date”) through the Closing Date (provided, however, that (x) with respect to PE Investments XV2-T, LLC, a Delaware limited liability company (the “SP Limited Partner Entity”), such adjustment shall be limited to the amounts contributed by CAM2 to such SP Limited Partner Entity that were in turn directly or indirectly contributed to the applicable Underlying Partnership (and shall not include any amounts contributed by SP Legacy II PP 200 LLC (the “SP JV Party”)) and (y) with respect to the Underlying Interest directly held by CAM2 in Silverpeak Legacy Partners II, L.P., such adjustment shall be limited to the amounts contributed by CAM2 to Silverpeak Legacy Partners II, L.P. and not any amounts contributed by SP-NS Legacy II LLC (the “SP Side Letter Party”), minus (iii) an amount equal to the sum of all distributions made by an Underlying Partnership to CAM2 or a Limited Partner Entity after the Reference Date through the Closing Date (provided, however, that (x) with respect to the SP Limited Partner Entity, such adjustment shall be limited to distributions received by CAM2 from such SP Limited Partner Entity that were distributed from the applicable Underlying Partnership (and not any distributions made to the SP JV Party), and (y) with respect to the Underlying Interest directly held by CAM2 in Silverpeak Legacy Partners II, L.P., such adjustment shall be limited to the amounts to be distributed to CAM2 pursuant to that certain letter agreement, dated May 1, 2015, between CAM2 and the SP Side Letter Party (the “SP Side Letter Agreement”) (and not any amounts distributed to the SP Side Letter Party)) minus (iv) the sum of (A) the Reference Date Outstanding Loan Balance plus (B)

any Additional Advances minus (C) any Loan Paydowns minus (v) the aggregate Remaining Deferred Purchase Price Payments (as reduced by any payments made by Seller to PA PSERS in reduction of the Remaining Deferred Purchase Price Payments after the Reference Date and on or prior to the Closing Date).

(c)    It is understood and agreed that the Purchase Price shall be paid in multiple installments as described below in Section 3.
(d)    Any distributions made by an Underlying Partnership to CAM2 or a Limited Partner Entity after the Reference Date through the Closing Date shall be converted from the applicable foreign currency to U.S. dollar equivalents as of the date of the then current rate of exchange reported for the applicable distribution date.  The spot rate will be determined by closing spot rate for the date of the distribution as reported by Bloomberg.
3.    Payment of the Purchase Price. The Purchase Price shall be paid as follows:

(a)    twenty-five percent (25%) of the Purchase Price shall be paid to Seller on the Closing Date by wire transfer of immediately available federal funds to the account or accounts designated by Seller (the “Closing Payment”);

(b)    seventy-five percent (75%) of the Purchase Price shall be paid to Seller on December 31, 2016 by wire transfer of immediately available federal funds to the account or accounts designated by Seller.

The provisions of this Section 3 shall survive the Closing Date.

4.    Closing Date. The consummation of the transactions contemplated by this Agreement (the “Closing”), shall take place on a date mutually agreed to by Seller and Purchaser; provided, however, in no event shall the Closing be prior to September 15, 2016 or later than September 30, 2016 (and if the parties have not agreed upon the Closing Date, then the Closing Date shall be September 30, 2016) (such date, the “Scheduled Closing Date”; the date upon which the Closing actually occurs is referred to as the “Closing Date”).

5.    Closing Documents.

5.1.    At or prior to the Closing, Seller shall deliver to Purchaser the following (as applicable):

(a)    an Assignment and Assumption of Membership Interests in favor of Purchaser in the form attached hereto as Exhibit C (the “Assignment Agreement”), executed by Seller;

(b)    each original Intercompany Note, endorsed by allonge in the form attached as Exhibit D (the “Allonge”);

(c)    an Assignment and Assumption Agreement (Intercompany Loan) (the “Loan Assignment Agreement”) in the form attached hereto as Exhibit E, executed by Seller;

(d)    an indemnity agreement (the “Indemnity Agreement”) in the form attached hereto as Exhibit F, executed by Seller;

(e)    documents (such as limited liability company resolutions, corporate resolutions or partnership authorizations and certified limited liability company, corporate or partnership organizational documents) to evidence the authorization by Seller the authorization of the sale of the Membership Interests, the Intercompany Loan Agreements and Intercompany Notes, as well as the delivery by Seller of all of the Closing documents required by this Agreement;

(f)    a certificate described in Treasury Regulation Section 1.1445-2(b)(2) indicating Seller is a U.S. person for U.S. federal income tax purposes; and

(g)    such other documents, instruments and/or deliveries as are required to be delivered by Seller pursuant to the terms of this Agreement.

5.2    At or prior to the Closing, the Purchaser shall deliver to Seller the following:

(a)    the Closing Payment;

(b)    the Assignment Agreement, executed by the Purchaser;

(c)    the Loan Assignment Agreement, executed by the Purchaser;

(d)    the Indemnity Agreement, executed by Purchaser;

(e)    such documents (such as limited liability company resolutions, corporate resolutions or partnership authorizations and certified limited liability company, corporate or partnership organizational documents) as are reasonably required by Seller evidencing the authorization of the purchase of the Membership Interests, the Intercompany Loan Agreements and Intercompany Notes, as well as the delivery by Purchaser of all of the Closing documents required by this Agreement; and

(f)    such other documents, instruments and/or deliveries as are required to be delivered by Purchaser pursuant to the terms of this Agreement.

5.3.    The acceptance of the transfer of the Membership Interests, Intercompany Loan Agreements and Intercompany Notes by Purchaser shall be deemed to be full performance and discharge of any and all obligations on the part of Seller to be performed pursuant to the provisions of this Agreement, except where such obligations are specifically stated to survive the Closing.

6.    Representations.

6.1.    Seller hereby represents and warrants to Purchaser, as of the date of this Agreement and as of the Closing Date, as follows:

(a)    Seller is a limited partnership duly organized, validly existing and in good standing under the laws of the State of Delaware. Seller has the requisite power and authority to enter into, execute and deliver this Agreement and to perform all of the obligations to be performed by it hereunder. This Agreement and the transactions contemplated hereby have been duly authorized, executed and delivered by it, and this Agreement constitutes the valid and binding obligation of Seller, enforceable against it in accordance with its respective terms, subject to applicable bankruptcy, insolvency, reorganization and moratorium laws and other laws of general application affecting enforcement of creditors’ rights generally.

(b)    Seller owns the Membership Interests and the Intercompany Loans free and clear of any lien, pledge, claim, security interest, encumbrance or charge, restriction or limitation of any kind, whether arising by agreement, operation of law or otherwise (each, a “Lien”), and Seller has not sold, pledged, assigned or transferred (beneficially or otherwise) the Membership Interests or Intercompany Loans to any person or entered into any agreement to sell and/or assign the Membership Interests and the Intercompany Loans to anyone other than Purchaser.

(c)    CAM2, directly or indirectly, owns the interests in each Limited Partner Entity free and clear of any Lien other than (i) any Liens arising out of or based on any agreement, instrument and document to which such Limited Partner Entity (or a subsidiary of such Limited Partner Entity) is a party that governs or regulates the terms of the ownership of an Underlying Interest, including subscription agreements, partnership agreements, side letters and other similar agreements (together, the “Underlying Partnership Governing Documents” of such Underlying Partnership), (ii) Liens on the interests held in the SP Limited Partner Entity (including any consents or approvals of transfers) pursuant to the terms of the Limited Liability Company Operating Agreement of PE Investments XV2 JV, LLC, a Delaware limited liability company (the “SP JV”), dated on or about October 30, 2015 (the “SP JV Agreement”), and (iii) Liens arising out of or based on the Liberty PSA, the Liberty Security Agreement, the SP Liberty PSA, and the SP Liberty Security Agreement. CAM2 has not pledged, assigned or transferred (beneficially or otherwise) the interests held by CAM2 in the Limited Partner Entities.

(d)    Except as set forth on Exhibit A, CAM2 or the applicable Limited Partner Entity owns all right, title and interest (legal and beneficial) to the Underlying Interests opposite the name of CAM2 or such Limited Partner Entity on Exhibit A hereto, free and clear of all Liens other than (i) Liens arising out of or based on the Underlying Partnership Governing Documents, (ii) with respect to the SP Limited Partner Entity, Liens arising out of or based on the SP JV Agreement, the SP Liberty PSA, and the SP Liberty Security Agreement, (iii) with respect to the Underlying Interest in Silverpeak Legacy Partners II, L.P. held directly by CAM2, Liens arising out of or based on the SP Side Letter Agreement, and (iv) with respect to the Underlying Interests held by PE Investments XIV2-T, LLC, Liens pursuant to the Liberty PSA and Liens pursuant to the Liberty Security Agreement.

(e)    Neither the execution and delivery of this Agreement nor the performance or consummation of the transactions contemplated hereby by Seller will conflict with, result in the material breach of, constitute a material default under or accelerate performance provided by the terms of: (i) any law, rule or regulation of any government or governmental or regulatory agency applicable to Seller; (ii) any judgment, order writ, decree, permit or license of any court or governmental or regulatory agency to which Seller is subject; (iii) any Underlying Partnership Governing Documents, (iv) any other contract, agreement, commitment or instrument to which the Seller is a party or by which it or any of its assets is bound; (v) Seller’s constituent documents or other governing instruments (or constitute an event which, with the passage of time or action by a third party, would result in any of the foregoing); or (vi) PA PSERS payment obligations under the Liberty PSA and the SP Liberty PSA.

(f)    To Seller’s knowledge, none of CAM2 or any Limited Partner Entity is in default, and, to Seller’s knowledge, there is no reasonable basis for any valid claim of default, under any Underlying Partnership Governing Document to which CAM2 or such Limited Partner Entity is a party.

(g)    Schedule III accurately sets forth the Remaining Deferred Purchase Price Payments due to PA PSERS under the Liberty PSA and the SP Liberty PSA. Seller has delivered to Purchaser true and correct copies of the Liberty PSA, the Liberty Security Agreement, the SP Liberty PSA, and the SP Liberty Security Agreement.

(h)    Based solely upon information provided by the general partners or managers of the Underlying Partnerships, (i) Schedule I sets forth (A) with respect to CAM2 or each Limited Partner Entity and Underlying Partnership, CAM2’s or such Limited Partner Entity’s capital account balance in such Underlying Partnership as determined by the respective manager or general partner of such Underlying Partnership and reported on the financial statements of such Underlying Partnership, as of the Reference Date, (B) the amount of the original capital commitment of CAM2’s or each Limited Partner Entity’s predecessor-in-interest to each Underlying Partnership and (C) the remaining capital commitment (if any) of CAM2 or the Limited Partner Entity in such Underlying Partnership; and (ii) Schedule II contains true and accurate lists of (A) the date and value of all distributions received by CAM2 or a Limited Partner Entity from an Underlying Partnership after the Reference Date and (B) the date and amount of all capital contributions made by CAM2 or a Limited Partner Entity to an Underlying Partnership after the Reference Date.
(i)    None of CAM2 or the Limited Partner Entities has: (i) sold, assigned, transferred, delivered or otherwise disposed of the interests held by CAM2 or such Limited Partner Entity in an Underlying Partnership (other than pursuant to the SP Side Letter Agreement); (ii) converted, exchanged or redeemed any of the Underlying Interests held by CAM2 or such Limited Partner Entity; (iii) created or permitted to exist any Lien on any of the Underlying Interests held by CAM2 or such Limited Partner Entity, other than any Lien (including any consents or approvals of transfers, rights of first refusal and similar rights) arising out of or based on the Underlying Partnership Governing Documents of such Underlying Partnership, the SP JV Agreement, the SP Side Letter Agreement, the Liberty PSA, the Liberty Security Agreement, the SP Liberty PSA, and the SP Liberty Security Agreement; (iv) received written notice from any manager or general partner of an Underlying Partnership of any default or breach by CAM2 or such Limited Partner Entity (or the applicable subsidiary of such Limited Partner Entity that holds the applicable Underlying Interest) under any Underlying Partnership Governing Documents to which CAM2 or such Limited Partner Entity (or its applicable subsidiary) is a party; (v) taken any action or failed to take any action the effect of which would be to cause CAM2 or such Limited Partner Entity (or its applicable subsidiary) to incur a penalty or other specified consequence under the applicable Underlying Partnership Governing Documents to which CAM2 or such Limited Partner Entity (or its applicable subsidiary) is a party, including the conversion of an Underlying Interest to a fixed obligation; or (vi) agreed to do any of the foregoing.
(j)    The only assets of CAM2 are (A) the Underlying Interests held directly by CAM2 in certain of the Underlying Partnership as set forth on Exhibit A, (B) the interests held by CAM2 in the Limited Partner Entities and (C) assets relating to the foregoing. CAM2 has not been registered under, been known by, or conducted business under any other name. CAM2 does not have any material debts or liabilities other than liabilities that arise under (x) that certain Guaranty, dated as of October 30, 2015 by CAM2 in favor of the SP JV and the SP JV Party, (y) the SP Side Letter Agreement, and (z) the Underlying Partnership Governing Documents (with respect to Underlying Interests held directly by CAM2) and the governing documents of the Limited Partner Entities.
(k)    The only assets of each Limited Partner Entity are the Underlying Interests owned by such Limited Partner Entity and assets relating to such Underlying Interests (including, without limitation, if an Underlying Interest is owned indirectly by a Limited Partner Entity, such Limited Partner Entity’s interest in any entity that directly or indirectly holds the Underlying Interests). None of the Limited Partner Entities have been registered under, been known by, or conducted business under any name other than the name of such Limited Partner Entity, as set forth on Exhibit A. None of the Limited Partner Entities have any material debts or liabilities other than the, direct or indirect, debts, liabilities and obligations of such Limited Partner Entity under the Underlying Partnership Governing Documents, the SP JV Agreement, the Liberty PSA, the Liberty Security Agreement, the SP Liberty PSA, and the SP Liberty Security Agreement, to which such Limited Partner Entity is a party.

(l)    None of the applicable Limited Partner Entities have been released by Seller in writing from any obligations under the Intercompany Loan Documents to which such Limited Partner Entities are a party.
(m)    Each Intercompany Loan made to a Limited Partner Entity set forth on Exhibit B is evidenced by the applicable Intercompany Loan Documents entered into by such Limited Partner Entity, true, correct and complete copies of the Intercompany Loan Documents have been provided to Purchaser. None of the terms of the Intercompany Loan Documents have been amended by Seller. There currently exists no monetary default or material non-monetary default under the Intercompany Loan Documents.
(n)    The aggregate outstanding principal balance of the Intercompany Loans as of the Reference Date is $166,444,922.00. Interest payable under the Intercompany Notes has been paid through the Reference Date.
(o)    Except as set forth on Schedule 6.1(u), there is no action, suit, claim, proceeding, arbitration, governmental inquiry or investigation pending, or, to Seller’s knowledge, threatened in writing, against Seller, CAM2, or any Limited Partner Entity, at law or in equity, before or by any governmental or regulatory department, commission, board, bureau, agency or instrumentality, domestic or foreign, which, if adversely determined, would question the validity of, or prevent the consummation of, the transactions contemplated by this Agreement.

(p)    Seller has not, directly, or indirectly, dealt with anyone acting in the capacity of a finder or broker, nor has Seller incurred any obligations for any finder’s or broker’s fee or commission, in connection with the transactions contemplated by this Agreement.

(q)    Seller is not subject to Title I of ERISA and/or section 4975 of the Internal Revenue Code of 1986, as amended (the “Code”), and none of the Seller’s assets are deemed to include “plan assets” of any “benefit plan investor” as that term is defined in section 3(42) of ERISA.

(r)    Seller does not appear on the Specially Designated Nationals and Blocked Persons List of the Office of Foreign Assets Control of the United States Department of the Treasury (“OFAC”). Seller further represents and warrants that the monies used to fund the investment in the Membership Interests and the advances under the Intercompany Loan Agreements are, to the actual knowledge of Seller based only on such due diligence as required by applicable U.S. federal anti-money laundering law, not derived from, invested for the benefit of, or related in any way to, the governments of, or persons within, any country (i) under a U.S. embargo enforced by OFAC, (ii) that has been designated as a “non-cooperative country or territory” by the Financial Action Task Force on Money Laundering, or (iii) that has been designated by the U.S. Secretary of the Treasury as a “primary money laundering concern.”

(s)    For United States federal income tax purposes:

(i)    CAM2 is classified as a corporation, and as a taxable REIT subsidiary (“TRS”) of Seller’s parent, NorthStar Realty Finance Corp. (“NRF”);

(ii)    the borrower pursuant to each of the Intercompany Loan Agreements is classified as a disregarded entity wholly owned by CAM2, and each of the Intercompany Notes is treated as a security issued by a TRS of NRF;

(iii)    as to each Intercompany Loan, the issuer of the Intercompany Note and the borrower under the Intercompany Loan Agreement with respect to such Intercompany Loan are the same party; and

(iv)    to Seller’s knowledge, CAM2 does not manage or operate a lodging facility or a healthcare facility, or provide rights to any brand name under which any lodging facility or healthcare facility is operated, directly or indirectly, including, without limitation, activities conducted through the Limited Partner Entities, the Underlying Partnerships, or any other entity within the meaning of Section 856(l)(3) of the Code.

(t)    CAM2, the Limited Partner Entities and each of their respective subsidiaries which are directly or indirectly controlled by CAM2 have complied in all material respects with all applicable laws relating to the payment and withholding of taxes and have timely withheld or paid over to the proper governmental authorities any amounts required to be so withheld and paid over under applicable laws.

(u)    Except as set forth in Schedule 6.1(u), no dispute or claim concerning any liability for taxes of CAM2, the Limited Partner Entities and each of their respective subsidiaries which are directly or indirectly controlled by CAM2 has been claimed or raised by any tax authority, no deficiency for any amount of tax has been asserted or assessed or is expected to be asserted or assessed against CAM2, the Limited Partner Entities or any of their subsidiaries, and no tax returns are now under audit or examination by any tax authority.

(v)    All material tax returns that are required to be filed by CAM2, the Limited Partner Entities and each of their respective subsidiaries which are directly or indirectly controlled by CAM2 have been or will be duly and timely filed (taking into account any applicable extension) with the appropriate tax authority, and all such tax returns are true, correct and complete in all material respects.

(w)    All material taxes required to be paid by CAM2, the Limited Partner Entities and each of their respective subsidiaries which are directly or indirectly controlled by CAM2, whether or not shown as due on any tax return, have been or will be timely paid in full.

(x)    To the knowledge of Seller, no written claim has been made by any tax authority in a jurisdiction where CAM2, any Limited Partner Entities or any of their respective subsidiaries which are directly or indirectly controlled by CAM2 does not file a tax return that CAM2, any Limited Partner Entity or any of their respective subsidiaries which are directly or indirectly controlled by CAM2 is or may be subject to taxation in that jurisdiction.

(y)    To the knowledge of Seller, there are no tax liens on the equity interests in, or the assets of CAM2, the Limited Partner Entities or any of their respective subsidiaries which are directly or indirectly controlled by CAM2 (except where such lien arises as a matter of law prior to the due date for paying the related taxes).

(z)    None of CAM2, the Limited Partner Entities or any of their respective subsidiaries which are directly or indirectly controlled by CAM2 has agreed to any waiver or entered into any agreement extending the statute of limitations for any period with respect to any tax to which CAM2, the Limited Partner Entities or any of their respective subsidiaries which are directly or indirectly controlled by CAM2 is subject.

(aa)    None of CAM2, the Limited Partner Entities or any of their respective subsidiaries which are directly or indirectly controlled by CAM2 is a party to or bound by any obligation under any tax sharing, tax protection or similar agreement or arrangement covering any potential assumption of tax liability of another person.

(bb)    None of CAM2, the Limited Partner Entities or any of their respective subsidiaries which are directly or indirectly controlled by CAM2 (i) has ever been a member of an affiliated, combined, consolidated or unitary tax group or (ii) has any liability for the taxes of any person under Section 1.1502-6 of the Treasury Regulations (or similar provision under state, local or foreign Law), as a transferee or successor, by contract or otherwise.

(cc)    None of CAM2, the Limited Partner Entities or any of their respective subsidiaries which are directly or indirectly controlled by CAM2 has requested any private letter ruling from the IRS or comparable ruling from any other governmental authority or entered into any “closing agreement” as described in Section 7121 of the Code or any similar arrangement.

(dd)    None of CAM2, the Limited Partner Entities or any of their respective subsidiaries which are directly or indirectly controlled by CAM2 (i) is directly the subject of any adjustment under Section 481(a) of the Code, (ii) has had any governmental authority propose any such adjustment, (iii) has any application pending with any governmental authority requesting permission for any changes in accounting methods, (iv) has participated in an installment sale or open transaction disposition, and (v) has received any prepayment.

(ee)    None of CAM2, the Limited Partner Entities or any of their respective subsidiaries which are directly or indirectly controlled by CAM2 will be required to include amounts in income, or exclude items of deduction, after the Closing as a result of (i) the application of the long-term contract method of accounting on or prior to the Closing, (ii) any agreement with a tax authority entered into on or prior to the Closing or (iii) any election under Section 108(i) of the Code (or any corresponding or similar provision of state, local or foreign law).

(ff)    None of CAM2, the Limited Partner Entities or any of their respective subsidiaries which are directly or indirectly controlled by CAM2 have directly participated in any “reportable transaction” as defined in Treasury Regulation Section 1.6011-4.

6.2.     Purchaser hereby represents and warrants to Seller that, as of the Effective Date and the Closing Date:

(a)    Purchaser is a limited partnership duly organized and validly existing in good standing under the laws of the State of Delaware. Purchaser has the requisite power and authority to enter into, execute and deliver this Agreement and to perform all of the obligations to be performed by it hereunder. This Agreement and the transactions contemplated hereby have been duly authorized, executed and delivered by it, and this Agreement constitutes its valid and binding obligation, enforceable against it in accordance with its respective terms, subject to applicable bankruptcy, insolvency, reorganization and moratorium laws and other laws or general application affecting enforcement of creditors’ rights generally.

(b)    Neither the execution and delivery of this Agreement nor the performance or consummation of the transactions contemplated hereby by Purchaser will conflict with, result in the material breach of, constitute a material default under or accelerate performance provided by the terms of: (i) any law, rule or regulation of any government or governmental or regulatory agency applicable to Purchaser; (ii) any judgment, order writ, decree, permit or license of any court or governmental or regulatory agency to which Purchaser is subject; or (iii) Purchaser’s constituent documents or other governing instruments.

(c)    Purchaser is not acquiring the Membership Interests or Intercompany Loans with the assets of an employee benefit plan as defined in Section 3(3) of ERISA and the transaction which is the subject of this Agreement is not a prohibited transaction under Section 406 of ERISA.

(d)    There is no action, suit, claim, proceeding, arbitration, governmental inquiry or investigation pending, or, to Purchaser’s knowledge, threatened in writing, against Purchaser, at law or in equity, before or by any governmental or regulatory department, commission, board, bureau, agency or instrumentality, domestic or foreign, which, if adversely determined, would question the validity of, or prevent the consummation of, the transactions contemplated by this Agreement.

(e)    Purchaser has not, directly or indirectly, dealt with anyone acting on behalf of Purchaser in the capacity of a finder or broker and has not incurred any obligations for any finder’s or broker’s fee or commission in connection with the transactions contemplated by this Agreement.
(f)    Neither Purchaser nor, to the actual knowledge of Purchaser based only on such due diligence as required by applicable U.S. federal anti-money laundering law, any of its beneficial owners appears on the Specifically Designated Nationals and Blocked Persons List of OFAC, or is otherwise a party with which Seller is prohibited from dealing under the laws of the United States. Purchaser further represents and warrants that the monies used by Purchaser to fund the acquisition of the Membership Interests and Intercompany Loans are, to the actual knowledge of Purchaser based only on such due diligence as required by applicable U.S. federal anti-money laundering law, not derived from, invested for the benefit of, or related in any way to, the governments of, or persons within, any country (i) under a U.S. embargo enforced by OFAC, (ii) that has been designated as a “non-cooperative country or territory” by the Financial Action Task Force on Money Laundering, or (iii) that has been designated by the U.S. Secretary of the Treasury as a “primary money laundering concern.”

(g)    Purchaser is an “accredited investor” as such term is defined in Regulation D under the Securities Act of 1933, as amended (the “Securities Act”).

(h)    Purchaser is a “qualified purchaser” as such term is defined in the Investment Company Act of 1940, as amended (the “Investment Company Act”).

(i)    Purchaser is a “United States person” as defined in Section 7701(a)(3) of the Code.

(j)    Purchaser is acquiring the Membership Interests and Intercompany Loans for its own account for investment purposes only and not with a view toward resale or distribution.

(k)    Purchaser understands that the Membership Interests have not been registered under the laws of any jurisdiction (including the Securities Act), and understands and agrees that the Membership Interests (and the Underlying Interests) may not be offered, resold, pledged or otherwise transferred unless they have been registered under the Securities Act and any applicable state or other securities laws or unless an exemption from such registration is available. Even if such an exemption is available, the assignability and transferability of the Membership Interests (and the Underlying Interests) will be governed by the Underlying Partnership Governing Documents and, if applicable the SP JV Agreement, which impose substantial restrictions on transfer.

(l)    Purchaser has such knowledge and experience in financial and business matters as to be capable of evaluating the merits and risks of an investment in the Limited Partner Entities (and the Underlying Interests owned by the Limited Partner Entities) and is able to bear the risks of such investment (including a complete loss thereof).

(m)    Purchaser was offered the Membership Interests and Intercompany Loans through private negotiations, and not through any general solicitation or general advertising.

6.3    Each of the representations and warranties set forth in Section 6.1 and Section 6.2 of this Agreement shall survive the Closing and shall be fully effective and enforceable for a period of one (1) year from the Closing Date except that (i) the representations and warranties contained in Section 6.1(a), Section 6.1(b), Section 6.1(c), Section 6.1(d), Section 6.1(r), Section 6.2(a), and Section 6.2(f) (the “Fundamental Representations”) shall survive until the expiration of the applicable statute of limitations thereto and (ii) the representations and warranties contained in Section 6.1(e), Section 6.1(f), Section 6.1(g), Section 6.1(j), and Section 6.1(k) (the “Extended Survival Representations”) shall survive for a period of two (2) years from the Closing Date.

6.4.    If any of the representations and warranties set forth in Section 6.1 or Section 6.2 of this Agreement are discovered to be untrue in any material respect after Closing, and a claim is asserted within the applicable time periods set forth in Section 6.3 of this Agreement, then the applicable claiming party shall have the right to pursue any and all remedies available against the applicable breaching party, as the case may be, as a result of such inaccuracy.

6.5    For the purposes of this Agreement, “knowledge” means actual knowledge.

7.    Conditions to Closing

7.1    Conditions to Obligations of Seller. The obligations of Seller to consummate the transactions contemplated herein at the Closing shall be subject to the fulfillment by Purchaser (or waiver by Seller in writing) on or prior to the Closing Date of each of the following conditions:

(a)    Representations and Warranties. Each of the representations and warranties of Purchaser contained in Section 6 of this Agreement (i) shall be true and correct in all material respects or (ii) if such representation or warranty is already qualified by materiality, shall be true and correct in all respects, in each case at and as of the date when made and at and as of the Closing Date as though such representations and warranties were made at and as of the Closing Date (subject in each instance to the rights of Seller under Section 6.5).

(b)    Performance. Purchaser shall have performed and complied with in all material respects all agreements and covenants required by this Agreement to be performed or complied with by Purchaser on or prior to the Closing Date.

(c)    Legal Proceedings. No order, judgment, writ, decree, injunction (whether temporary, preliminary or permanent), permit or license (each, an “Order”) restraining, prohibiting or affecting the consummation of the transactions contemplated herein shall be in effect, and no action, suit, litigation, arbitration, claim, proceeding, hearing, petition, grievance, complaint or investigation (each, an

“Action”) by any government, political subdivision, or governmental or regulatory authority, agency, board, bureau, commission, instrumentality, court, arbitral tribunal or quasi-governmental authority (in each case, whether federal, state, municipal or local and whether foreign or domestic) (each, a “Governmental Authority”) shall be pending or threatened which questions the validity or legality of the transactions contemplated herein or Seller’s ownership of any of the Underlying Interests or performance of any obligations under the Underlying Partnership Governing Documents.

(d)    Certificate. Purchaser shall have furnished Seller with a certificate dated the Closing Date signed by an authorized signatory of Purchaser to the effect that the conditions set forth in clauses (a) of this Section 7.1 have been satisfied.

(e)    Purchaser Closing Deliveries. Purchaser shall have theretofore or concurrently therewith delivered to Seller each of the items listed in Section 5 that is required to be delivered by Purchaser at such Closing.

7.2    Conditions to Obligations of Purchaser. The obligations of Purchaser to consummate the transactions contemplated herein at the Closing shall be subject to the fulfillment by Seller (or waiver by Purchaser in writing) on or prior to the Closing Date of each of the following conditions:

(a)    Representations and Warranties. Each of the representations and warranties of Seller contained in this Agreement (i) shall be true and correct in all material respects or (ii) if such representation or warranty is already qualified by materiality, shall be true and correct in all respects, in each case at and as of the date when made and at and as of the Closing Date as though such representations and warranties were made at and as of such Closing Date; provided, however, if a general partner or manager of one or more of the Underlying Partnerships asserts that the transactions contemplated by this Agreement will breach the terms of the applicable Underlying Partnership Governing Documents of such Underlying Partnership and, as a result, the representation contained in Section 6.1(e)(iii) would not be true and correct, then such incorrect representation shall not give rise to a claim against Seller and instead, the provisions of Section 14 shall apply.

(b)    Performance. Seller shall have performed in all material respects all agreements and obligations and complied with all conditions required by this Agreement to be performed, or complied with, by Seller at or prior to the Closing.

(c)    Legal Proceedings. No Order restraining, prohibiting or affecting the transactions contemplated herein shall be in effect, and no Action by any Governmental Authority shall be pending or threatened which questions the validity or legality of the transactions contemplated herein.

(d)    Certificate. Seller shall have furnished Purchaser with a certificate dated the Closing Date signed by an authorized signatory of Seller to the effect that the conditions set forth clauses (a) of this Section 7.2 have been satisfied.

(e)    Seller Closing Deliveries. Seller shall have theretofore or concurrently therewith delivered to Purchaser each of the items listed in Section 5 that are required to be delivered by Seller at the Closing.

(f)    Independent Valuation. Purchaser shall have received confirmation in writing from Greenhill Cogent setting forth that the valuation of the Underlying Interests is equal to or greater than the Purchase Price.

(g)    REIT Tax Compliance. Purchaser shall have determined in its sole and absolute discretion that the acquisition by Purchaser of the Membership Interests, the Intercompany Notes and the Intercompany Loan Agreements will not adversely affect compliance with the requirements for Purchaser’s parent, NorthStar Real Estate Income II, Inc., to qualify as a real estate investment trust (“REIT”) for United States federal income tax purposes. Purchaser and Seller acknowledge that CAM2 is classified as a corporation, and as a TRS of NRF, for United States federal income tax purposes, and that none of the Intercompany Notes are treated as qualifying real estate assets for purposes of the tax rules governing REITs.

(h)    On or prior to the Closing, Seller shall update Schedule II to this Agreement to reflect additional distributions received by the Limited Partner Entities from the Underlying Partnerships and additional capital contributions made by the Limited Partner Entities to any of the Underlying Partnerships (it being agreed that any update to such Schedule II shall not be deemed to result in a claim that Seller’s representations and warranties regarding such Schedule II were false or incorrect).

8.    Indemnification.

(a)    Subject to the provisions of this Section 8, from and after Closing, Seller shall defend, indemnify and hold harmless Purchaser, and its respective partners, members, shareholders, directors, officers, employees, agents, successors and assigns (collectively, the “Purchaser Indemnitees”), from and against any and all actual losses, damages, claims, proceedings, liabilities, costs and expenses (including settlement costs, interest, penalties, reasonable attorneys’ fees and any reasonable legal or other expenses for investigation or defense of any actions or threatened actions) (collectively, “Losses” or “Claims,” as the context requires) which are imposed, sustained, incurred or suffered by a Purchaser Indemnitee or asserted against a Purchaser Indemnitee as a result of, relating to or arising out of, without duplication, (i) any inaccuracy in or breach of any representation or warranty of Seller contained in this Agreement, (ii) any failure by Seller to perform any covenant or agreement contained in the Assignment Agreement, or (iii) any taxes, fees or other governmental charges applicable to the Membership Interests that are attributable to the ownership by Seller of the Membership Interests on or prior to the Closing Date (including such Seller’s proportionate share of any taxes that arise on audit with respect to a year in which Seller owned an Membership Interest and which are imposed on the applicable Limited Partnership Entity), but for the avoidance of doubt, excluding any such taxes arising on the Closing Date or after the Closing) (collectively, the “Seller Indemnified Obligations”).

(b)    Notwithstanding anything in this Agreement to the contrary:

(i)    Seller shall not be obligated to provide any indemnification for Losses in respect of Claims made by Purchaser Indemnitees for indemnification under Section 8(a)(i) unless the total of all Losses and Claims in respect of such Claims made by all Purchaser Indemnitees for indemnification from Seller exceeds a dollar amount equal to $200,000 in the aggregate (the “Threshold”), whereupon the total amount of such Losses or Claims from the first dollar and without regard to the Threshold shall be recoverable from Seller in accordance with the terms hereof; provided, however, the Threshold shall not apply to Losses or Claims arising with respect to the Extended Survival Representations (and Losses or Claims with respect to the Extended Survival Representations may be recoverable from the first dollar and without regard to the Threshold);

(ii)    the maximum amount payable by Seller for Losses and Claims in respect of Claims made by the Purchaser Indemnitees for indemnification with respect to the breach of any representations or warranties of Seller shall not exceed the Purchase Price actually paid by the Purchaser to Seller with respect to the Membership Interests and Intercompany Loan Documents; provided, however, that the Purchaser Indemnitees shall not be subject to any limitation set forth in this Section 8(b), and shall be entitled to dollar-for-dollar recovery from Seller, for Losses and Claims in connection with (A) actual fraud by Seller under this Agreement or (B) the breach by such Seller of any of such Seller’s Fundamental Representations;

(iii)    in no event shall Purchaser be entitled to bring a claim for indemnification under this Section 8 with respect to an alleged breach of the representations and warranties contained in Section 6.1(e)(iii) unless (A) the general partner or manager of an Underlying Partnership has asserted in writing that the transactions under this Agreement breach the Underlying Partnership Governing Documents applicable to such Underlying Partnership and (B) Purchaser and Seller have been unable to obtain the GP Consent (as hereinafter defined), effectuate an Alternative Structure (as hereinafter defined) or consummate the Unwind Transaction (as hereinafter defined) (in which event Purchaser may bring a Claim for indemnification against the Seller under Section 8(a)(i) to the extent of any Losses suffered by Purchaser arising from a breach of such representation or warranty (including, without limitation a Claim for diminution in value of the Membership Interests or Purchaser’s share of the Underlying Interests)).

(c)    Subject to the provisions of this Section 8, from and after Closing, Purchaser shall defend, indemnify and hold harmless Seller and Seller’s affiliates, and their respective partners, members, shareholders, directors, officers, employees, agents, successors and assigns (collectively, the “Seller Indemnitees”), from and against any and all Losses and Claims which may be imposed, sustained, incurred or suffered by a Seller Indemnitee or asserted against a Seller Indemnitee as a result of, relating to or arising out of, without duplication, (i) any inaccuracy in or breach of any representation or warranty of such Purchaser contained in this Agreement or in any other document or instrument executed and delivered by such Purchaser pursuant to this Agreement, (ii) any failure by such Purchaser to perform any covenant or agreement contained in the Assignment Agreement or the Loan Assignment Agreement, or (iii) any taxes, fees or other governmental charges applicable to the Membership Interests that are attributable to the ownership by such Purchaser of the Membership Interests from and after the Closing Date.

(d)    Notwithstanding anything in this Agreement to the contrary, (i) Purchaser shall not be obligated to provide any indemnification for Losses in respect of Claims made by a Seller Indemnitee for indemnification under Section 8(c)(i) unless the total of all Losses and Claims in respect of such Claims made by all Seller Indemnitees for indemnification from Purchaser exceeds the Threshold, whereupon the total amount of such Losses or Claims from the first dollar and without regard to the Threshold shall be recoverable from the Purchaser in accordance with the terms hereof, (ii) the maximum amount payable by Purchaser for Losses and Claims in respect of Claims made by the Seller Indemnitees for indemnification with respect to the breach of any representations or warranties hereunder shall not exceed the sum of the portion of the Purchase Price actually paid by Purchaser to Seller with respect to the applicable Membership Interests plus the remaining installments of Deferred Purchase Price Payments with respect to the applicable Membership Interests as of the Closing Date; provided, however, that the Seller Indemnitees shall not be subject to any limitation set forth in this Section 8(d), and shall be entitled to dollar-for-dollar recovery from such Purchaser, for Losses and Claims in connection with (A) actual fraud by such Purchaser under this Agreement or (B) the breach by such Purchaser of any of such Purchaser’s Fundamental Representations.

(e)    Each party hereto that may request indemnification under this Agreement agrees to give the party from which it may request indemnification prompt written notice of any event, or any written Claim by a third party, of which it obtains knowledge, which could give rise to any Loss as to which it may request indemnification under this Agreement, but the failure to give such prompt written notice shall not affect such party’s rights hereunder except to the extent the other party was materially and adversely prejudiced thereby. In connection with any such third-party Claim, if the indemnifying party shall have acknowledged in writing its obligation to indemnify in respect of such Claim, the indemnifying party may select counsel to direct the defense of such Claim, which counsel shall be reasonably satisfactory to the indemnified party, and the indemnified party, at the expense of the indemnifying party, shall cooperate with the indemnifying party in determining the validity of any such Claim and in the defense thereof. The indemnified party may, at its expense, participate in the defense of such third-party Claim. The indemnified party shall have the right to employ one counsel to represent the indemnified party if, in the reasonable judgment of the indemnified party and upon the advice of counsel, a conflict of interest exists between the indemnified party and the indemnifying party with respect to such third-party Claim, and in such event the reasonable documented fees and expenses of such separate counsel shall be paid by the indemnifying party; provided, however, that such counsel shall represent the indemnified party only with respect to such matters as to which, in the reasonable judgment of the indemnified party and upon the advice of counsel, such conflict of interest exists. The indemnifying party shall not settle any such Claim without the consent of the indemnified party (which consent shall not be unreasonably withheld or delayed) if any relief, other than the payment of money damages, would be granted by such settlement or if such settlement does not include the unconditional release of the indemnified party. If there is a reasonable likelihood that a Claim from a third party may materially and adversely affect an indemnified party, other than as a result of money damages or other money payments for which the indemnified party is entitled to indemnification hereunder, the indemnified party will have the right, after consultation with the indemnifying party and at the cost and expense of the indemnifying party, to assume the defense of the Claim in lieu of the indemnifying party with counsel reasonably acceptable to the indemnifying party. The indemnified party shall not settle any Claim without the consent of the indemnifying party. Any indemnification payment shall be treated for tax purposes as an adjustment to the Purchase Price.

(f)    If the amount of any Claim or Loss shall, at any time subsequent to payment pursuant to this Section 8 be reduced by actual recovery, settlement or otherwise, the amount of such reduction, less any expenses incurred in connection therewith, shall promptly be repaid by the indemnified party to the related indemnifying party. Upon making any payment in full in respect of any Claim for indemnification, the indemnifying party shall, to the extent of such payment, be subrogated to all rights of the indemnified party against any third party in respect of such Claim.

(g)    From and after the Closing, and except with respect to claims of actual fraud, the provisions of this Section 8 shall constitute the exclusive remedy in respect of breaches of representations and warranties contained in this Agreement and in no event shall any person be entitled to special, indirect, consequential or punitive damages or losses of any kind whatsoever (including lost profits).

9.    Certain Matters Pending Closing. Seller agrees that from the date of this Agreement until the Closing Date:

(a)    Seller shall provide Purchaser with prompt notice of (A) any distributions received by a Limited Partner Entity after the date hereof and prior to the Closing Date and (B) any rights to take an action with respect to an Underlying Interest or under an Underlying Partnership Governing Document. Except as consented to by Purchaser in writing, Seller shall not cause any of the Limited Partner Entities to: (1) dispose, liquidate, mortgage, sell, assign, or transfer, deliver or solicit any bids for, or enter into any discussions with a prospective purchaser of, the Underlying Interests; (2) amend or modify any of the Underlying Partnership Governing Documents or consent to a termination of any of the Underlying Partnership Governing Documents; (3) forgive, release, compromise or demand payment of any indebtedness owed to it by an Underlying Partnership to a Limited Partner Entity other than upon full payment thereof; (4) create or permit to exist any Lien on the Underlying Interests, other than (i) the Liens and rights granted under the Underlying Purchase Agreement, (ii) the Liens arising out of and pursuant to the Liberty PSA, the Liberty Security Agreement, the SP Liberty PSA, and the SP Liberty Security Agreement and (iii) any restriction or limitation pertaining to the sale, assignment, disposition or transfer of any Underlying Interest

(including any consents or approvals of transfers, rights of first refusal and similar rights) arising out of or based on the applicable Underlying Partnership Governing Documents, the SP JV Agreement and the SP Side Letter Agreement; (5) approve or reject any matter that is submitted to the partners of an Underlying Partnership for their approval; or (6) agree in writing to do any of the foregoing.
(b)    Seller shall give prompt notice to Purchaser of the receipt by Seller of (i) any written notice or other written communication from an Underlying Partnership relating to a default or event which, with notice or lapse of time or both, would become a default, under any of the Underlying Partnership Governing Documents, (ii) any written notice or other written communication (including, without limitation, quarterly reports of any Underlying Partnership or other financial statements or similar information) from or on behalf of such Underlying Partnership or any partner of such Underlying Partnership, and (iii) any written notice received by Seller relating to any contemplated or pending claim, action, suit, proceeding or investigation by any governmental department, commission, board, agency, instrumentality or authority involving or relating to such Underlying Partnership.
10.    Closing Costs. All third party fees and expenses incurred in connection with this Agreement (and the transactions contemplated hereunder), including all fees of counsel, accountants and/or other advisors, shall be borne by the party incurring the same. Notwithstanding the prior sentence, Seller, on the one hand, and Purchaser, on the other hand, shall pay 50% of all fees and expenses (if any) required to be paid to the Underlying Partnerships in connection with the transaction contemplated by this Agreement.

11.    Non-Liability.

(a)    Notwithstanding anything to the contrary contained in this Agreement, no direct or indirect director, officer, employee, shareholder, member, manager, partner, joint venturer, or agent of Seller, nor any other person, partnership, limited liability company, corporation, joint venture or trust, as principal of Seller, whether disclosed or undisclosed (collectively, the “Seller Exculpated Parties”) shall have any personal obligation or liability under this Agreement, and Purchaser shall not seek to assert any claim or enforce any of their respective rights hereunder against any Seller Exculpated Party.

(b)    Notwithstanding anything to the contrary contained in this Agreement, no direct or indirect director, officer, employee, shareholder, member, manager, partner, joint venturer, or agent of Purchaser, nor any other person, partnership, limited liability company, corporation, joint venture or trust, as principal of Purchaser, whether disclosed or undisclosed (collectively, the “Purchaser Exculpated Parties”) shall have any personal obligation or liability under this Agreement, and Seller shall not seek to assert any claim or enforce any of their respective rights hereunder against any Purchaser Exculpated Party.

(c)    The foregoing shall not relieve any party from any liability or obligation under any document, guaranty, cross-indemnity agreement, or other agreement being delivered pursuant to this Agreement.

12.    Tax Matters.

(a)    Tax Returns and Payment of Taxes.

(i)    Seller shall cause CAM2, the Limited Partner Entities and each of their respective subsidiaries which are directly or indirectly controlled by CAM2 to operate such that each of the tax representations contained in Section 6.1(s) through (ff) hereof (other than Section 6.1(u), (x) and (z)) is true as of the Closing Date. During the period from the date of this Agreement until the Closing Date, none of CAM2, the Limited Partner Entities or any of their respective subsidiaries which are directly or indirectly controlled by CAM2 shall, without Purchaser's consent: (I) make or change any material election of CAM2, the Limited Partner Entities or any of their respective subsidiaries which are directly or indirectly controlled by CAM2 with respect to taxes; (II) settle any proceeding that involves any material taxes of CAM2, the Limited Partner Entities or any of their respective subsidiaries which are directly or indirectly controlled by CAM2; or (III) amend any material tax return of CAM2, the Limited Partner Entities or any of their respective subsidiaries which are directly or indirectly controlled by CAM2.

(ii)    Seller shall prepare or cause to be prepared and timely file or cause to be timely filed all tax returns of CAM2, the Limited Partner Entities and each of their respective subsidiaries which are directly or indirectly controlled by CAM2, if applicable, for all taxable periods ending on or prior to the Closing Date that are filed after the Closing Date (such time period, the “Pre-Closing Tax Period” and the applicable returns the “Pre-Closing Tax Period Returns”). Seller shall cause such Pre-Closing Tax Period Returns that are with respect to income tax to be delivered to Purchaser for its review and approval, which approval shall not be unreasonably withheld, conditioned or delayed, no later than thirty (30) days prior to the due date for such Pre-Closing Tax Period Return. Purchaser shall reasonably cooperate with Seller in connection with the preparation and execution of the Pre-Closing Tax Period Returns and shall make available to Seller all books and records of CAM2, the Limited Partner Entities and each of their respective subsidiaries which are directly or indirectly controlled by CAM2 that are in Purchaser’s possession and are reasonably required in connection with such preparation.

(iii)    Purchaser shall prepare or cause to be prepared and timely file or cause to be timely filed all tax returns of CAM2, the Limited Partner Entities and each of their respective subsidiaries which are directly or indirectly controlled by CAM2, if applicable, for taxable periods that begin before the Closing Date and end after the Closing Date (“Straddle Period”, and such Tax Returns, “Straddle Period Tax Returns”). Any such tax return shall be prepared in a manner consistent with past practice unless otherwise required by law. Purchaser shall cause all Straddle Period Tax Returns to be delivered to Seller for its review and approval, which approval shall not be unreasonably withheld, conditioned or delayed, no later than thirty (30) days prior to the respective due dates for such tax returns. Seller shall reasonably cooperate with Purchaser in connection with the preparation of the Straddle Period Tax Returns and shall make available to Purchaser all books and records of CAM2, the Limited Partner Entities and each of their respective subsidiaries which are directly or indirectly controlled by CAM2 which are reasonably required in connection with such preparation.

(iv)    Seller shall pay all taxes that may be due after the Closing Date that are allocable to any Pre-Closing Tax Period or to the portion of any Straddle Period ending on the day immediately prior to the Closing Date. The portion of such taxes that is attributable to the portion of such Straddle Period ending on the day immediately prior to the Closing Date shall be (i) in the case of taxes that are not based on income or gross receipts, the total amount of such taxes for the period in question multiplied by a fraction, the numerator of which is the number of days in the portion of such Straddle Period ending on the day immediately prior to the Closing Date, and the denominator of which is the total number of days in the entire Straddle Period in question, and (ii) in the case of taxes that are based on income or gross receipts, the portion of such taxes allocable to the portion of such Straddle Period ending on the day immediately prior to the Closing Date shall be determined based on an interim closing of the books as of 11:59PM on the day immediately prior to the Closing Date.

(v)    Purchaser and Seller shall cooperate as and to the extent reasonably requested by the other party, in connection with the filing of Pre-Closing Tax Period Returns and Straddle Period Tax Returns, if applicable, pursuant to this Section 12.

(b)    Transfer Taxes.    All transfer, sales, use, documentary, stamp or other similar taxes, conveyance fees, recording charges or other similar fees and charges (including interest, penalties and/or additional amounts with respect thereto) (“Transfer Taxes”) shall be borne fifty percent by Seller and fifty percent by Purchaser. Any tax returns that must be filed in connection with Transfer Taxes shall be prepared and filed, and such Transfer Taxes shall be paid, by the party primarily or customarily responsible under applicable local law for filing such tax returns, and such party shall use its reasonable best efforts to provide such tax returns to the other parties at least ten (10) Business Days (as hereinafter defined) prior to the date such tax returns are filed. Purchaser and Seller shall cooperate in the timely completion and filing of all such tax returns. To the extent that a party makes a payment of a Transfer Tax (or portion thereof) for which the other party should have paid, such other party will reimburse the party that paid the Transfer Taxes in the amount of such payment within ten (10) Business Days.

(c)    Tax Indemnification.

(i)    From and after the Closing Date, subject to the limitations set forth herein but notwithstanding anything contained in Section 8 to the contrary, Seller shall indemnify Purchaser, CAM2 the Limited Partner Entities and their respective subsidiaries which are directly or indirectly controlled by CAM2 (collectively, the “Purchaser Indemnitees”) for, from and against, any and all taxes of CAM2, any Limited Partner Entity or any of their respective subsidiaries which are directly or indirectly controlled by CAM2, that are attributable to (A) any Pre-Closing Tax Period or portion of any Straddle Period ending on the day immediately prior to the Closing Date or (B) any breach of any tax representation or any covenant by Seller contained in Sections 6.1(s) through (ff) or Section 12 of this Agreement. For purposes of this Section 12(c)(i), taxes shall be deemed to include any attorneys fees or other out-of-pocket costs reasonably incurred by any Purchaser Indemnitees in connection with the determination of such indemnified tax liability. Any indemnity payments pursuant to this Section 12(c)(i) shall be treated by the Purchaser and Seller U.S. federal income tax and other purposes as adjustments to the Purchase Price.

(ii)    Purchaser shall promptly notify Seller in writing upon receipt by CAM2, the Limited Partner Entities or any of their respective subsidiaries which are directly or indirectly controlled by CAM2 of a written notice of any pending or threatened tax audit, assessment, litigation or other proceeding with respect to a Pre-Closing Tax Period (“Tax Contest”). Purchaser and Seller shall cooperate with each other in the conduct of any Tax Contest, which cooperation shall include the retention and the provision of records and information that are reasonably relevant to any such audit, litigation or other proceeding and making employees available on a mutually convenient basis to provide additional information and explanation of any material provided hereunder. Seller shall control all Tax Contests to the extent they pertain to taxes for which Seller has agreed to indemnify the Purchaser Indemnitees, provided, however, that Purchaser shall have the right to participate, at its own cost in such Tax Contest. Without the prior written consent of Purchaser, which consent Purchaser can withhold in its sole discretion, Seller shall not settle any Tax Contest if such settlement would or would reasonably be expected to increase any tax of any Purchaser Indemnitee for any taxable period ending on or after the Closing Date.

(iii)     Notwithstanding anything to the contrary herein, Seller shall have the right to control any tax audit, assessment, litigation or other proceeding with respect to the Internal Revenue Service audit of the 2014 taxable year of CAM2 (the “2014 Audit”); provided, however, if any settlement of such 2014 Audit would or would reasonably be expected to increase any tax of any Purchaser Indemnitee for any taxable period ending on or after the Closing Date, then Purchaser’s consent shall be required for such settlement, which consent Purchaser can withhold in its sole discretion.

(iv)    Seller shall have the right to participate jointly with Purchaser in any tax audit, assessment, litigation or other proceeding relating to a Straddle Period and to employ counsel of its choice at its expense. Seller and Purchaser agree to reasonably cooperate in the defense of any claim in such proceeding.

(v)    Seller shall be entitled to any refunds, including any interest paid thereon, attributable to all taxes of CAM2, the Limited Partner Entities and each of their respective subsidiaries which are directly or indirectly controlled by CAM2 with respect to (A) a Pre-Closing Tax Period and (B) the portion of a Straddle Period ending on the day immediately prior to the Closing Date. Purchaser shall be entitled to any refunds, including any interest paid thereon, attributable to all taxes of CAM2, the Limited Partner Entities and each of their respective subsidiaries with respect to the portion of a Straddle Period beginning on the Closing Date. Purchaser will pay Seller any amounts in respect of any tax refund or interest thereon due to Seller, as provided in this Section 12(c), within ten (10) business days of receipt of the tax refund and/or interest or within ten (10) business days after any such amount is credited to its account, including the account of CAM2, the Limited Partner Entities or any of their respective subsidiaries after the Closing Date; provided that payments to Seller under this Section 12(c) shall be net of (1) any reasonable out-of-pocket costs associated in obtaining such refund of taxes, and (2) any taxes imposed on Purchaser and/or CAM2, the Limited Partner Entities or any of their respective subsidiaries which are directly or indirectly controlled by CAM2 as a result of such refunds. If there is a subsequent reduction by a governmental authority (or by virtue of a change in applicable tax law), of any amounts with respect to which a payment has been made to Seller by Purchaser pursuant to this Section 12(c), then Seller shall pay Purchaser the amount of such reduction plus any interest or penalties imposed by a governmental authority with respect thereto.

(vi)     Any indemnification payment shall be treated for tax purposes as an adjustment to the Purchase Price.

(d)    Survival. Notwithstanding anything to the contrary contained in this Agreement, the provisions of this Section 12 shall survive the Closing.

13.    [Intentionally Omitted]

14.    Non-Assignable Interests. If, after the Effective Date, a general partner or manager of one or more of the Underlying Partnerships (each, an “Objecting GP”) asserts that the transactions contemplated by this Agreement will breach the terms of the applicable Underlying Partnership Governing Documents of such Underlying Partnership or, if after the Closing, an Objecting GP asserts that the transactions consummated by this Agreement have breached the terms of the applicable Underlying Partnership Governing Documents of such Underlying Partnership, then the following shall apply:

(a)     Seller and Purchaser shall use commercially reasonable efforts to pursue and obtain the consent or approval of such Objecting GP to the transactions under this Agreement or to obtain the withdrawal of the Objecting GP’s objections or agreement of the Objecting GP that such consent or approval is not required (the “GP Consent”). In connection with the foregoing, Seller and Purchaser shall execute such reasonable documents and deliver such information as may be requested by the Objecting GP (including, without limitation, information regarding Purchaser to provide evidence that Purchaser either held interests in the applicable Limited Partner Entity prior to the consummation of the transactions under this Agreement or is an affiliate of an entity that held interests in the applicable Limited Partner Entity prior to the consummation of the transactions under this Agreement) and the Seller (as managing member of the applicable Limited Partner Entity) shall have the right to execute on behalf of the Limited Partner Entity such documents as may be reasonably requested by the Objecting GP (including, without limitation, new subscription documents or packages).

(b)    If the GP Consent cannot be obtained, then, if the Closing has not occurred and to the extent the Seller is not otherwise legally prohibited from doing so, in connection with the Closing the parties shall reasonably cooperate to modify the structure of the sale of the applicable Underlying Interest in a way that provides each of Seller and Purchaser with the same economic rights and benefits with respect to such Underlying Interest as is contemplated by this Agreement but that does not require the GP Consent (or to which the applicable Objecting GP provides its consent) (the “Alternative Structure”).

(c)    If an Objecting GP asserts that the Alternative Structure would breach the terms of the applicable Underlying Partnership Governing Documents of such Underlying Partnership and refuses to grant its approve to the Alternative Structure, then the following shall apply (as applicable, each an “Unwind Transaction”):

(i)    If the Closing has not occurred, then the parties shall cooperate so that (A) the applicable Underlying Interest shall be transferred by CAM2 to an entity that is owned by Seller (an “Unwind Transferee”) (together with the obligations of the Limited Partner Entity that is the borrower under any Intercompany Loan with respect to any applicable advances and obligations under the Intercompany Loan that were made with respect to such Underlying Interest), (B) upon such transfer, such Underlying Interest and the applicable portion of any Intercompany Loan shall not be sold or transferred to Purchaser and shall be deemed removed for all purposes from this Agreement, and (C) the Purchase Price shall be (1) reduced by the Allocated Purchase Price applicable to the Underlying Interest (as set forth on Schedule I under the column heading “Allocated Purchase Price” opposite the name of the applicable Underlying Partnership in which such Underlying Interest is held (and, in connection therewith, any reduction to the purchase price that would have occurred with respect to any Remaining Deferred Purchase Price Payments applicable to such Underlying Interest in such Underlying Partnership shall not adjust or reduce the Purchase Price) and (2) the amounts calculated under Section 2(a) shall be adjusted to reflect the portion of any Intercompany Loans obligations transferred to an Unwind Transferee (e.g., if loan advances in the amount of $10,000 were made to a Limited Partner Entity with respect to an Underlying Interest that was transferred to an Unwind Transferee, then such $10,000 obligation shall be severed from the applicable Intercompany Note and a note for such $10,000 obligation shall be transferred to and assumed by the Unwind Transferee; if an Intercompany Loan paydown in the amount of $10,000 was made by a Limited Partner Entity with respect to an Underlying Interest that was transferred to an Unwind Transferee, then such $10,000 repayment shall not adjust the Purchase Price).

(ii)    If the Closing has occurred, then the parties shall cooperate so that the transactions contemplated by clause (i) above shall occur but (A) Purchaser shall cause CAM2 to transfer to an Unwind Transferee the applicable Underlying Interests and (B) Seller shall be obligated to repay to Purchaser the amounts that would have reduced or adjusted the Purchase Price had such reductions or adjustments been made prior to the Closing and such amount due from Seller shall be further adjusted as follows: (1) such amount shall be reduced by the amount of any distributions received by Purchaser from the applicable Underlying Partnership and (2) such amount shall be increased by the amount of any capital contributions made by Purchaser to the applicable Underlying Partnership.

(iii)    If the Closing has occurred and the Objecting GP requires that the indirect transfer of the Underlying Interest be subject to a right of first refusal or other similar action which results in a third party exercising the right to buy the applicable Underlying Interest from the applicable Limited

Partner Entity or CAM2, then the parties shall cooperate to effectuate such transfer to such third party for the Allocated Purchase Price set forth on Schedule I of this Agreement for such Underlying Interest (and any payments required to be made to PA PSERS in connection with such transfer to a third party from the price paid by such third party purchaser shall be paid to PA PSERS upon receipt by Purchaser, CAM2 of the applicable Limited Partner Entity).

(d)    The provisions of this Section 14 shall survive the Closing.

15.    Termination; Default.

(a)    By Mutual Consent. This Agreement may be terminated and the transactions contemplated by it abandoned, with respect to the Membership Interests and the Intercompany Loans at any time prior to the Closing for any reason pursuant to the mutual written consent of Purchaser and Seller, and Purchaser shall have no further obligation to buy and Seller shall have no further obligation to sell any of the Membership Interests.
(b)    By Purchaser or Seller. This Agreement may be terminated and the transactions contemplated by it abandoned with respect to the Membership Interests and the Intercompany Loans by written notice from Purchaser to Seller, or from Seller to Purchaser, in the event of a material breach by Seller or Purchaser, respectively, of any representation, warranty, covenant or agreement contained in this Agreement which is not cured within five (5) Business Days after written notice of the breach is given to the party committing the breach (it being agreed that the foregoing cure right shall not apply to the failure to make the payment of the Closing Payment component of the Purchase Price on the Closing Date).
(c)    Remedies for Seller Defaults. In the event of a breach by Seller of any material representation, warranty, covenant or agreement contained in this Agreement which is not cured within five (5) Business Days after written notice of the breach is given to Seller by any Purchaser, if Purchaser do not desire to terminate this Agreement as contemplated by Section 15(b) above, then Purchaser shall have the right to pursue all available remedies at law against Seller, including, without limitation, the right to seek specific performance of Seller’s obligations under this Agreement (if such remedy is available to Purchaser).
(d)    Remedies for Purchaser Defaults. In the event of a breach by Purchaser of any material representation, warranty, covenant or agreement contained in this Agreement which is not cured within five (5) Business Days after written notice of the breach is given to Purchaser by Seller (it being agreed that the foregoing cure right shall not apply to the failure to make the payment of any remaining portion of the Purchase Price on any Closing Date), if Seller does not desire to terminate this Agreement as contemplated by Section 15(b) above, then Seller shall have the right (at its election) to pursue all available remedies at law against Purchaser, including, without limitation, the right to seek specific performance of Purchaser’s obligations under this Agreement (if such remedy is available to Seller).
16.    Purchaser Acknowledgments. Purchaser acknowledges that none of Seller, its affiliates or their respective officers, directors, partners, members or employees makes any representation or warranty, or have any responsibility, with respect to the solvency, financial condition or business operations or financial statements of the Underlying Partnerships. Purchaser acknowledges that Seller has not given Purchaser any investment advice and that the Purchase Price payable by Purchaser may be more or less than the fair market value of the Membership Interests and the Intercompany Loan Documents. Purchaser is acquiring the Membership Interests and the Intercompany Loan Documents for Purchaser’s own account, for investment and not with a view to the distribution or resale thereof, except in compliance with the Securities Act and applicable state securities laws. Purchaser has evaluated the merits and risks of purchasing the Membership Interests and the Intercompany Loan Documents on the terms set forth in this Agreement on its own and without reliance upon Seller (other than with respect to Seller’s representations and warranties set forth herein), and has such knowledge and experience in financial and business matters and in making investments of this type that it is capable of evaluating the merits and risks of such purchase, is aware of and has considered the financial risks and financial hazards of purchasing the Membership Interests and the Intercompany Loan Documents on the terms set forth in this Agreement and is able to bear the economic risks of purchasing the Membership Interests and the Intercompany Loan Documents, including the possibility of complete loss with respect thereto. Purchaser has had access to such information regarding the business and finances of CAM2, each Limited Partner Entity, each Underlying Partnership, each Underlying Interest and such other matters with respect to each of the foregoing as a reasonable person would consider in evaluating the transactions contemplated hereby, including, in particular, all information necessary to determine the fair market value of the Membership Interests, the Intercompany Loan Documents and the Underlying Interests. Purchaser is an “accredited investor,” as that term is defined in Rule 501(a) of Regulation D under the Securities Act and a “qualified purchaser” as that term is defined in Section 2(a)(51) of the Investment Company Act. Purchaser acknowledges that it has conducted its own investigation of CAM2, each Limited Partner Entity and each Underlying Partnership and has not relied on Seller in connection therewith except as to Seller’s representations and warranties set forth in this Agreement. The provisions of this Section 16 shall survive the Closing and shall not be deemed to have merged into any of the documents executed or delivered at the Closing.

17.    Notices. All notices or other communications required or permitted to be given pursuant to this Agreement shall be in writing and shall be considered as properly given or made (i) upon the date of personal delivery (if notice is delivered by personal delivery), (ii) on the date of delivery, as confirmed by electronic answerback (if notice is delivered by facsimile transmission), (iii) on the day one (1) Business Day after deposit with a nationally recognized overnight courier service (if notice is delivered by nationally recognized overnight courier service), or (iv) on the third (3rd) Business Day following mailing from within the United States by first class United States mail, postage prepaid, certified mail return receipt requested (if notice is given in such manner), and in any case addressed to the parties at the addresses set forth below (or to such other addresses as the parties may specify by due notice to the other) (for the purposes of this Agreement, “Business Day” shall mean any day other than (a) a Saturday or a Sunday, (b) a national holiday, or (c) a day on which banks are not required to be open for business in New York):

If to Seller:

399 Park Avenue, 18th Floor
New York, New York 10022
Attention: Ronald J. Lieberman, Esq.
Facsimile: (212) 547-2700

with a copy to:

Duval & Stachenfeld LLP
555 Madison Avenue, 6th Floor
New York, New York 10022
Attention: Terri L. Adler, Esq. & File Manager (File No.: 3281.0095)
Facsimile Number: (212) 883-8883

If to Purchaser:

399 Park Avenue, 18th Floor
New York, New York 10022
Attention: Jenny B. Neslin, Esq.
Facsimile: (212) 547-2700

with a copy to:

Greenberg Traurig, LLP
200 Park Avenue
New York, NY 10166
Attention: Judith D. Fryer, Esq.
Facsimile: (212) 801-6400
The attorneys for each of Seller and Purchaser shall have the right to deliver notices under this Agreement on behalf of their respective clients.
18.    Entire Agreement. This Agreement contains all of the terms agreed upon by and among Purchaser and Seller with respect to the subject matter hereof, and all agreements heretofore had or made by and among the Purchaser and Seller with respect to the sale of the Membership Interests and the Intercompany Loan Documents are merged in this Agreement which alone fully and completely expresses the agreement of the Purchaser and Seller with respect to the transaction set forth in this Agreement.
19.    Amendments. This Agreement may not be changed, modified or amended, except by an instrument executed by the parties hereto who are or will be affected by the terms of such instrument.
20.    No Waiver. No waiver by Purchaser or Seller of any failure or refusal to comply with any of Purchaser’s and Seller’s, as applicable, obligations under this Agreement shall be deemed a waiver of any other or subsequent failure or refusal to so comply.
21.    Successors and Assigns. The provisions of this Agreement shall inure to the benefit of, and shall be binding upon, the heirs, executors, administrators, successors and assigns of the respective parties; provided, however, Purchaser may not assign this Agreement or any of its rights hereunder without the prior written consent of Seller, except that Purchaser may assign this Agreement at the Closing to a wholly-owned subsidiary of Purchaser without Seller’s consent provided that in such instance Purchaser shall not be released from the post-closing obligations of Purchaser under this Agreement, including, without limitation, the obligations under Section 3. The provisions of this Section 21 shall survive the Closing.
22.    Partial Invalidity. If any term or provision of this Agreement or the application thereof to any person or circumstances shall, to any extent, be invalid or unenforceable, the remainder of this Agreement, or the application of such term or provision to persons or circumstances other than such persons or circumstances as to which such term or provision is held invalid or unenforceable, shall not be affected thereby, and each term and provision of this Agreement shall be valid and be enforced to the fullest extent permitted by law.
23.    Paragraph Headings. The headings of the various paragraphs of this Agreement have been inserted only for the purposes of convenience, and are not part of this Agreement and shall not be deemed in any manner to modify, explain or restrict any of the provisions of this Agreement.
24.    Governing Law. This Agreement shall be governed by, and shall be interpreted, construed and enforced in accordance with, the laws of the State of Delaware without regard to the rules regarding conflicts of law in such laws of such state.
25.    Prevailing Party to Receive Attorneys’ Fees. In the event of any litigation arising out of this Agreement, the prevailing party shall be entitled to receive from the losing party an amount equal to the prevailing party’s costs incurred in such litigation, including, without limitation, the prevailing party’s attorneys’ fees, costs and disbursements. The provisions of this Section 25 shall survive the Closing.
26.    Survival; Several Liability. Except as otherwise specifically herein provided, no representation, warranty, covenant or obligation of Seller set forth in (a) this Agreement or (b) any document or instrument executed and delivered by Seller to any of Purchaser in connection herewith, shall survive the Closing and the delivery of the closing documents by Seller.
27.    Submission To Jurisdiction. EACH PARTY TO THIS AGREEMENT HEREBY IRREVOCABLY SUBMITS TO THE JURISDICTION OF ANY STATE OR FEDERAL COURT SITTING IN NEW YORK COUNTY, STATE OF NEW YORK, OVER ANY SUIT, ACTION OR PROCEEDING ARISING OUT OF OR RELATING TO THIS AGREEMENT. SELLER MAY, IN SELLER’S SOLE DISCRETION, ELECT THE STATE OF NEW YORK, NEW YORK COUNTY, OR THE UNITED STATES OF AMERICA, FEDERAL DISTRICT COURT HAVING JURISDICTION OVER NEW YORK COUNTY, STATE OF NEW YORK, AS THE VENUE OF ANY SUCH SUIT, ACTION OR PROCEEDING. PURCHASER HEREBY IRREVOCABLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY LAW, ANY OBJECTION IT MAY NOW OR HEREAFTER HAVE TO SUCH VENUE AS BEING AN INCONVENIENT FORUM. THE FOREGOING SHALL NOT, HOWEVER, HAVE THE EFFECT OF PROHIBITING SELLER FROM BRINGING AN ACTION AGAINST ANY OTHER PARTY ARISING OUT OF THIS AGREEMENT IN ANY OTHER COURT OR VENUE. THE PROVISIONS OF THIS SECTION 27 SHALL SURVIVE THE CLOSING.
28.    Waiver Of Jury Trial. EACH PARTY TO THIS AGREEMENT HEREBY AGREES NOT TO ELECT A TRIAL BY JURY OF ANY ISSUE TRIABLE OF RIGHT BY JURY, AND WAIVES ANY RIGHT TO TRIAL BY JURY FULLY TO THE EXTENT THAT ANY SUCH RIGHT SHALL NOW OR HEREAFTER EXIST WITH REGARD TO THIS AGREEMENT OR ANY CLAIM, COUNTERCLAIM OR OTHER ACTION ARISING IN CONNECTION THEREWITH. THIS WAIVER OF RIGHT TO TRIAL BY JURY IS GIVEN KNOWINGLY AND VOLUNTARILY BY EACH PARTY HERETO, AND IS INTENDED TO ENCOMPASS INDIVIDUALLY EACH INSTANCE AND EACH ISSUE AS TO WHICH THE RIGHT TO A TRIAL BY JURY WOULD OTHERWISE ACCRUE. EACH PARTY TO THIS AGREEMENT IS HEREBY AUTHORIZED TO FILE A COPY OF THIS SECTION IN ANY PROCEEDING AS CONCLUSIVE EVIDENCE OF THIS WAIVER BY ANY OTHER PARTY TO THIS AGREEMENT. THE PROVISIONS OF THIS SECTION 28 SHALL SURVIVE THE CLOSING.

29.    No Third Party Beneficiaries. EACH PARTY TO THIS AGREEMENT HEREBY ACKNOWLEDGES AND AGREES THAT, EXCEPT FOR THE SELLER INDEMNITEES, PURCHASER INDEMNITEES AND AS EXPRESSLY SET FORTH HEREIN TO THE CONTRARY, THERE ARE NO THIRD PARTY BENEFICIARIES TO THIS AGREEMENT, AND, ACCORDINGLY, EXCEPT AS EXPRESSLY SET FORTH HEREIN TO THE CONTRARY, NO THIRD PARTY (INCLUDING, WITHOUT LIMITATION, ANY BROKER) SHALL HAVE THE RIGHT TO ENFORCE THIS AGREEMENT FOR THE BENEFIT OF SUCH THIRD PARTY OR AGAINST THE INTERESTS OF PURCHASER OR SELLER. ANY OF SELLER OR PURCHASER ARE HEREBY AUTHORIZED TO FILE A COPY OF THIS SECTION IN ANY PROCEEDING BROUGHT BY ANY SUCH THIRD PARTY AGAINST ANY PARTY HERETO IN CONNECTION WITH THIS AGREEMENT AS CONCLUSIVE EVIDENCE OF THE PARTIES’ INTENTIONS. THE PROVISIONS OF THIS SECTION 29 SHALL SURVIVE THE CLOSING.
30.    Counterpart Execution; Execution by Facsimile or .PDF Transmission. This Agreement may be executed in more than one counterpart, each of which, when taken together, shall be deemed to be one (1) instrument. This Agreement may be executed by facsimile or .pdf transmission.
31.    Ambiguities Not Construed Against Drafter. Ambiguities in this Agreement shall not be construed against the party drafting this Agreement, notwithstanding any contrary rule of construction or interpretation at law or in equity.
32.    No Special Relationship. Each party to this Agreement acknowledges and agrees that the relationship between such parties hereunder is solely a commercial relationship, and the execution of this Agreement by Seller and Purchaser shall not create (and none of Seller or Purchaser intend to create) any relationship of principal and agent between the parties hereto, or any partnership or joint venture relationship between Seller and Purchaser as a result of this Agreement. None of Seller or Purchaser shall be deemed to be a fiduciary of the other party.
33.    Confidentiality and Press Releases.
(a)    All information furnished in writing by a party to this Agreement to the other parties to this Agreement in connection with this Agreement and the transactions contemplated by it shall be kept confidential by a receiving party and shall be used by a receiving party only in connection with this Agreement and the transactions contemplated hereby, except with the specific prior written consent of the disclosing party or except to the extent that such information (i) is information which a receiving party can demonstrate was already known to such receiving party when received, (ii) at the time of disclosure or thereafter becomes lawfully obtainable from other sources through no act or failure to act on the part of a receiving party, (iii) is required to be disclosed in any document to be filed with any federal, state, municipal or other governmental department, commission, board, bureau, agency or instrumentality, domestic or foreign, or in connection with any litigation, (iv) is disclosed in order to give the notices to obtain the approvals, (v) is disclosed to attorneys, accountants, advisors, employees, investors, partners, members, or managers of Purchaser or Seller in connection with the transactions contemplated hereby under an obligation to keep such information confidential, (vi) is required to be disclosed by court order or otherwise mandated by applicable law, rule or regulation, including the rules and regulations of the SEC or any other securities regulator, (vii) is required to be disclosed by the rules of any applicable stock exchange, or (viii) is disclosed by a party or its direct or indirect members, managers, partners, officers, directors, or employees in connection with the business or operations of such party or its direct or indirect members, managers, partners, or other beneficial owners (including, without limitation, disclosures made by any publicly traded company that owns a direct or indirect interest in Purchaser or Seller). The parties shall use their respective commercially reasonable efforts and establish reasonable precautions to ensure that their principals, agents and employees abide by the terms of this paragraph.
(b)    Without the prior consent of the other party, neither Seller nor Purchaser will disclose the terms of this Agreement (including, without limitation, the Purchase Price) or the transactions contemplated hereunder, or the identity of the parties hereto, to any person except (i) such disclosure as is required in any document to be filed with any federal, state, municipal or other governmental department, commission, board, bureau, agency or instrumentality, domestic or foreign, or in connection with any litigation; (ii) such disclosure as is required by court order or otherwise mandated by applicable law, rule or regulation, (iii) such disclosure as is required by the rules of any applicable stock exchange, (iv) disclosure made to a party’s officers, directors, partners, members, managers, affiliates, advisors and employees who require such information for the purpose of consummating the transactions contemplated by this Agreement, (v) disclosures by a party or its direct or indirect members, managers, partners, officers, directors, or employees in connection with the business or operations of Purchaser or its direct or indirect members, managers, partners, or other beneficial owners (including, without limitation, any publicly traded company that owns a direct or indirect interest in Seller or Purchaser), and (vi) such disclosure as is required by applicable law, rule or regulation.
(c)    Notwithstanding any other provision of this Agreement to the contrary, the parties agree that the filing by Seller or Purchaser or any direct or indirect owner, member, partner, principal, affiliate, or related entity of Seller or Purchaser of a Form 8-K (or similar disclosure) with respect to the transactions contemplated hereunder with the U.S. Securities and Exchange Commission shall be freely permitted and shall not be deemed a breach of the provisions of this Section 33; provided, however, prior to the filing of such Form 8-K (or similar disclosure), the disclosing party shall provide the other party with a copy of such proposed Form 8-K (or similar disclosure) for review in a timely manner and the parties shall reasonably cooperate with respect to any proposed comments or revisions that are reasonably requested (but in no event shall any modification, amendment, or deletion to such Form 8-K (or similar disclosure) be required to be made to the extent that the disclosing party determines that same would cause the Form 8-K to fail to comply with applicable laws, rules, regulations, or procedures applicable to it or its direct or indirect owners, members, partners, principals, affiliates, or related entities).
(d)    Any written press release to be issued by Seller or Purchaser (or their respective direct or indirect owners, members, partners, principals, affiliates, or related entities) concerning this Agreement or the transactions contemplated by this Agreement shall require the prior written consent of Purchaser and Seller.

(e)    The provisions of this Section 33 shall survive the Closing.

[Signatures on the Following Page]

IN WITNESS WHEREOF, this Agreement has been duly executed by the parties hereto as of the Effective Date.

SELLER:

NORTHSTAR REALTY FINANCE LIMITED PARTNERSHIP

By:	/s/ Ronald J. Lieberman
	Name:	Ronald J. Lieberman
	Title:	Executive Vice President, General Counsel and Secretary

[Signatures Continue on the Following Page]

PURCHASER:

NORTHSTAR REAL ESTATE INCOME OPERATING PARTNERSHIP II, LP

By:	/s/ Jenny B. Neslin
	Name:	Jenny B. Neslin
	Title:	General Counsel and Secretary

[End of Signature Pages]